Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

ACCO BRANDS CORPORATION ANNOUNCES
COVID-19 BUSINESS UPDATE AND FIRST QUARTER 2020 EARNINGS WEBCAST

LAKE ZURICH, Ill., April 13, 2020 -- ACCO Brands Corporation (NYSE: ACCO) today announced that due to the uncertainty associated with the global economic disruption from the COVID-19 pandemic, the Company is withdrawing its annual guidance that was given on February 11. The company intends to further discuss its guidance when it reports first quarter earnings on May 4, 2020.

“Our top priority is the safety and well-being of our employees, and we have taken early actions to keep our employees safe. We appreciate the effort everyone is making under difficult circumstances,” said Boris Elisman, Chairman and Chief Executive Officer of ACCO Brands. “We ended 2019 in a strong financial position. As we face the ramifications of the COVID-19 pandemic, we anticipate lower near-term demand in many of our markets. As such, we are taking actions now to better align our costs with the external environment, with minimal permanent workforce reductions at this time,” Elisman continued.

In response to the economic uncertainties, the Company has undertaken many cost reduction initiatives beyond its normal productivity plans and intends to take additional actions in the near future. Some of these additional actions are temporary to further preserve financial flexibility. These actions include a:

•	50-percent temporary reduction in CEO base salary

•	30-percent temporary reduction in base salary of U.S.-based senior executives

•	50-percent temporary reduction in cash retainer fees to the Board of Directors

The company will provide an update on its cost reduction initiatives on its first quarter earnings conference call.

As of March 31, the Company had cash on hand of approximately $91 million, as well as approximately $450 million available on its committed revolving credit facility. There are no debt maturities before May 2024.

The Company also announced that it will release its first quarter 2020 earnings after the market close on May 4, 2020. The Company will host a conference call and webcast to discuss the results on May 5 at 8:30 a.m. EDT. The webcast can be accessed through the Investor Relations section of www.accobrands.com and will be available for replay.

Forward Looking Statements

Statements contained in this press release, other than statements of historical fact, particularly those anticipating future financial performance, business prospects, growth, operating strategies, available liquidity and similar matters are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, which are generally identifiable by the use of the words "will," "believe," "expect," "intend," "anticipate," "estimate," "forecast," "project," "plan," and similar expressions, are subject to certain risks and uncertainties, are made as of the date hereof, and we undertake no duty or obligation to update them. Because actual results may differ materially from those suggested or implied by such forward-looking statements, you should not place undue reliance on them when deciding whether to buy, sell or hold the company’s securities.

The results of any cost reduction initiatives and productivity plans depend on numerous factors, including potential changes to the final implementation of these initiatives and plans, and the extent to which they achieve their stated objectives to reduce costs and improve our efficiency and effectiveness. The availability of funds under our revolving credit facility is subject to risks related to potential adverse events affecting our business and the judgment of our lenders as to whether we are permitted to draw funds under the facility at any particular time.

Among the factors that could cause our actual results to differ materially from our forward-looking statements are: the impact, which may intensify, of the COVID-19 global pandemic on our business, operations, results of operation and financial condition, including manufacturing, distribution and supply chain disruptions, delay of customer purchases or loss of customers, the financial condition of our suppliers and customers, including their ability to fund their operations and pay their invoices, the impact of U.S. and foreign government actions being taken and to be taken to curtail the spread of the virus, issues that affect consumer spending decisions during periods of economic uncertainty or weakness, and other risks and uncertainties described in “Part 1, Item 1A” in our Annual Report on Form 10-K for the year ended December 31, 2019, and in other reports we file with the Securities and Exchange Commission.

About ACCO Brands Corporation

ACCO Brands Corporation (NYSE: ACCO) is one of the world's largest designers, marketers and manufacturers of branded academic, consumer and business products. Our widely recognized brands include Artline®, AT-A-GLANCE®, Barrilito®, Derwent®, Esselte®, Five Star®, Foroni®, GBC®, Hilroy®, Kensington®, Leitz®, Mead®, Quartet®, Rapid®, Rexel®, Swingline®, Tilibra®, Wilson Jones® and many others. Our products are sold in more than 100 countries around the world. More information about ACCO Brands, the Home of Great Brands Built by Great People, can be found at www.accobrands.com.

For further information:

Christine Hanneman        Julie McEwan
Investor Relations        Media Relations
(847) 796-4320        (937) 974-8162